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As filed with the Securities and Exchange Commission on August 29, 2001

Registration No. 333-66066

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRUKER AXS INC.

(Exact name of registrant as specified in its charter)

Delaware	3826	39-1908020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5465 East Cheryl Parkway
Madison, WI 53711
(608) 276-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Martin Haase, Ph.D.
President and Chief Executive Officer
BRUKER AXS INC.
5465 East Cheryl Parkway
Madison, WI 53711
(608) 276-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard M. Stein, Esquire	Donald J. Murray, Esquire
Hutchins, Wheeler & Dittmar	Dewey Ballantine LLP
A Professional Corporation	1301 Avenue of the Americas
101 Federal Street	New York, NY 10019-6092
Boston, Massachusetts 02110	Telephone: (212) 259-8000
Telephone: (617) 951-6600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

If this form is a posteffective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

This amendment incorporates by reference the Registration Statement on Form S-1 (File No. 333-66066). This amendment is being filed solely to file Exhibits 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.12 and 10.14 hereto.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses (other than the underwriting discount) payable in connection with the sale of the common stock offered hereby are as follows, all of which will be paid by the Company:

AMOUNT
SEC registration fee		*
NASD filing fee		*
Nasdaq National Market fee		*
Printing expenses		*
Legal fees and expenses.		*
Accounting fees and expenses		*
Transfer Agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact the he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suite or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and a manner he reasonably believed to in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability

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but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, pursuant to our certificate of incorporation and bylaws, we shall indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

The underwriting agreement between Bruker AXS and the underwriters of this offering provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed at Exhibit 1.1 hereto.

We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three year period ending June 30, 2001, we issued the following securities on a post-split basis, none of which have been registered under the Securities Act:

  1.
  In November 1998, we issued 37,500,000 shares of common stock to Bruker BioSpin Corporation, an affiliated company, for $1,500,000.

  2.
  In January 2001, we issued and sold 5,625,000 shares of Series A convertible preferred stock for an aggregate purchase price of approximately $22.5 million, or $4 per share, to a total of eleven investors.

  3.
  In June 2001, we issued 83,333 shares of common stock to Integrative Proteomics, Inc. in connection with our investment in Integrative Proteomics' Series IIA financing.

  4.
  As of June 30, 2001, options to purchase 1,538,750 shares of common stock were outstanding under our 2000 Stock Option Plan. None of the options are exercisable within 60 days of June 30, 2001. 649,750 of these options were granted in April 2000 to our officers, directors, employees and advisors, 43,500 of these options were granted in November 2000 to our directors, 571,000 of these options were granted to our officers and employees in March 2001, 254,500 of these options were granted to our officers and employees in April 2001 and 20,000 of these options were granted to a director in June 2001.

The sales of securities set forth in paragraphs one, two and three above were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The sale of securities set forth in paragraph four above was exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The granting of stock options described in paragraph three above did not require registration under the Securities Act, or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

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ITEM 16. EXHIBITS

NO.	DESCRIPTION OF DOCUMENTS

**1.1	Form of Underwriting Agreement
*3.1	Amended and Restated Certificate of Incorporation of the Registrant
*3.2	Amended and Restated By-laws of the Registrant
**4.1	Specimen stock certificate representing shares of common stock of the Registrant
*4.2	Investor Rights Agreement dated January 16, 2001 between the Registrant and the entities listed therein
**5.1	Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
*10.1	2000 Stock Option Plan
*10.2	Sharing Agreement dated as of February 28, 2000 among the Registrant and 13 affiliates of the Registrant
*10.3	Shared Services Agreement dated September 26, 2000 between Bruker SA and Bruker AXS SA
+10.4	Supply Agreement dated March 30, 1998 between the Registrant and Fairchild Imaging Inc., formerly known as Lockheed Martin Fairchild Systems
+10.5	Supply Agreement dated October 1, 1998 between Bruker AXS GmbH and GKSS Forschungszentrum Geesthacht GmbH
+10.6	Development Agreement dated July 31, 1997 between Bruker AXS GmbH and Siemens Aktiengesellschaft Berlin und Munchen Bereich Medizinische Technik
+10.7	Development Agreement (Agreement 99.06) dated May 5, 1999 between Bruker AXS GmbH and Baltic Scientific Instruments
+10.8	Development Agreement (Agreement 99.10) dated October 7, 1999 between Bruker AXS GmbH and Baltic Scientific Instruments
**10.9	Lease in Karlsruhe between Bruker AXS GmbH and Siemens Industriepark Karlsruhe GmbH & Co. oHG
+10.10	Strategic Alliance Agreement dated March 12, 2001 between the Registrant and Integrative Proteomics, Inc.
**10.11	Purchase Agreement dated April 10, 2001 by and among Delft Instruments N.V., Delft Instruments Nederland B.V., Delft Instruments France SA, Delft Instruments International B.V., Enfarm B.V., Nonius Inc., Delft Instruments BRD GmbH, Delft Instruments UK Ltd., Nonius B.V., Nonius Company LP, Nonius UK Ltd., Nonius GmbH and Nonius France Sarl, the Registrant, Bruker AXS GmbH, Bruker AXS SA and Bruker UK Ltd.
10.12	Services Agreement dated April 10, 2001 between Delft Instruments, N.V. and the Registrant
**10.13	Managing Director Contract, dated July 1, 2000, between the Registrant and Martin Haase
+10.14	Agreement on Development, Supply and Marketing dated August 2, 2001 between Bruker AXS GmbH and Siemens Medical Solutions Rontgenwerk Rudolstadt
*21.1	Subsidiaries of the Registrant
*23.1	Consents of PricewaterhouseCoopers LLP and PricewaterhouseCoopers N.V.
**23.2	Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)
*24.1	Power of Attorney (included on page II-5)

*
Previously filed.

**
To be filed by amendment.

+
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission.

All other schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing of this offering specified in the underwriting agreement certificates in such denomination and registered in such names as required by the underwriters to permit proper delivery to each purchaser.

The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, Wisconsin, on August 29, 2001.

BRUKER AXS INC.
By:	/s/ MARTIN HAASE, PH.D. Martin Haase, Ph.D., President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN HAASE, PH.D. Martin Haase, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	August 29, 2001
* John B. Bourke	Chief Financial Officer and Treasurer (Principal Financial Officer)	August 29, 2001
* Frank H. Laukien, Ph.D.	Chairman of the Board	August 29, 2001
* Tony W. Keller	Director	August 29, 2001
* Brandon D. Andries	Director	August 29, 2001
* Taylor J. Crouch	Director	August 29, 2001
* Jay T. Flatley	Director	August 29, 2001
* Daniel Dross	Director	August 29, 2001
* Richard D. Kniss	Director	August 29, 2001
* /s/ MARTIN HAASE, PH.D. Martin Haase, Ph.D., as attorney-in-fact

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Exhibit Index

NO.	DESCRIPTION OF DOCUMENTS

**1.1	Form of Underwriting Agreement
*3.1	Amended and Restated Certificate of Incorporation of the Registrant
*3.2	Amended and Restated By-laws of the Registrant
**4.1	Specimen stock certificate representing shares of common stock of the Registrant
*4.2	Investor Rights Agreement dated January 16, 2001 between the Registrant and the entities listed therein
**5.1	Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
*10.1	2000 Stock Option Plan
*10.2	Sharing Agreement dated as of February 28, 2000 among the Registrant and 13 affiliates of the Registrant
*10.3	Shared Services Agreement dated September 26, 2000 between Bruker SA and Bruker AXS SA
+10.4	Supply Agreement dated March 30, 1998 between the Registrant and Fairchild Imaging Inc., formerly known as Lockheed Martin Fairchild Systems
+10.5	Supply Agreement dated October 1, 1998 between Bruker AXS GmbH and GKSS Forschungszentrum Geesthacht GmbH
+10.6	Development Agreement dated July 31, 1997 between Bruker AXS GmbH and Siemens Aktiengesellschaft Berlin und Munchen Bereich Medizinische Technik
+10.7	Development Agreement (Agreement 99.06) dated May 5, 1999 between Bruker AXS GmbH and Baltic Scientific Instruments
+10.8	Development Agreement (Agreement 99.10) dated October 7, 1999 between Bruker AXS GmbH and Baltic Scientific Instruments
**10.9	Lease in Karlsruhe between Bruker AXS GmbH and Siemens Industriepark Karlsruhe GmbH & Co. oHG
+10.10	Strategic Alliance Agreement dated March 12, 2001 between the Registrant and Integrative Proteomics, Inc.
**10.11	Purchase Agreement dated April 10, 2001 by and among Delft Instruments N.V., Delft Instruments Nederland B.V., Delft Instruments France SA, Delft Instruments International B.V., Enfarm B.V., Nonius Inc., Delft Instruments BRD GmbH, Delft Instruments UK Ltd., Nonius B.V., Nonius Company LP, Nonius UK Ltd., Nonius GmbH and Nonius France Sarl, the Registrant, Bruker AXS GmbH, Bruker AXS SA and Bruker UK Ltd.
10.12	Services Agreement dated April 10, 2001 between Delft Instruments, N.V. and the Registrant
**10.13	Managing Director Contract, dated July 1, 2000, between the Registrant and Martin Haase
+10.14	Agreement on Development, Supply and Marketing dated August 2, 2001 between Bruker AXS GmbH and Siemens Medical Solutions Rontgenwerk Rudolstadt
*21.1	Subsidiaries of the Registrant
*23.1	Consents of PricewaterhouseCoopers LLP and PricewaterhouseCoopers N.V.
**23.2	Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)
*24.1	Power of Attorney (included on page II-5)

*
Previously filed.

**
To be filed by amendment.

+
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission.

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